Nobel Learning Communities Sells Six Schools

        Net Proceeds of $2 Million will Strengthen Financial Position and
                Advance Strategy to Focus on Private Pay Segment

      WEST CHESTER, Pa., May 22 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading operator of private preschools, elementary schools and middle schools, today announced it has sold six of its schools to another preschool provider as part of its strategy to dispose of non-strategic properties. The assets included in the transaction encompassed the business and operating assets of the schools, including the real estate of one of the schools. The net proceeds of sale were approximately $2 million, including costs of the transaction. The sale will generate an after-tax gain of approximately $600,000, or $.05 to $.06 per share, which will be recognized during the Company's fiscal fourth quarter ending June 30, 2007. Proceeds from the sale continue to strengthen the Company's balance sheet. With these proceeds outstanding debt under its newly expanded credit facility has been eliminated.

      George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, said, "This is an important strategic transaction for the Company. It essentially disposes of all of the remaining schools that were classified as assets held for sale and aligns our entire portfolio to our target customer. In order to assure that the children and the communities served by these schools continue to receive the same high-quality education Nobel provides, the Company intends to coordinate an orderly transition with the buyer."

      All six schools have previously been classified as "Assets held for sale" on the Company's balance sheet as of March 31, 2007, with this sale the Company has eliminated this category of assets completely. In addition the operating results of the aggregate schools have been previously included in "Income (loss) from discontinued operations" in the Company's consolidated statement of income.
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      About Nobel Learning Communities

      Nobel Learning Communities, Inc. is a national network of over 150 nonsectarian private schools, including preschools, elementary schools, and middle schools in 13 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

      Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include changes in market demand, market conditions, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

    NLCI-F

SOURCE  Nobel Learning Communities, Inc.
    -0-                             05/22/2007

CONTACT:  Tom Frank, Chief Financial Officer of
          Nobel Learning Communities, Inc., +1-484-947-2000 /

Web site: http://www.nobellearning.com /
(NLCI)